Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Andina Acquisition Corporation (a company in the development stage) (the “Company”) on Form S-1 of our report dated November 18, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Andina Acquisition Corporation (a company in the development stage) as of November 8, 2011 and for the period from September 21, 2011 (inception) through November 8, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

 New York, NY
November 18, 2011